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                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                         NEWNAN COWETA BANCSHARES, INC.

                                       1.

         The name of the Corporation is: "Newnan Coweta Bancshares, Inc."

                                       2.

         The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

                                       3.

         The object of the Corporation is pecuniary gain and profit, and the Corporation is formed for the purpose of becoming and operating as a bank holding company and engaging in such related and permissible activities in connection therewith as the Board of Directors may from time to time specify.

                                       4.

         The Corporation shall have authority to issue up to Five Million (5,000,000) shares of common stock (the "Common Stock").

                                       5.

         The initial registered office of the Corporation shall be at 10 Jackson Street, Newnan, Georgia 30263 (Coweta County). The initial registered agent of the Corporation at such address shall be James B. Kimsey.

                                       6.

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         The mailing address of the initial principal office of the Corporation is 145 Millard Farmer Industrial Boulevard, Newnan, Georgia 30263 (Coweta
County).

                                       7.

         The Board of Directors shall be divided into three (3) classes, Class I, Class II, and Class III which shall be as nearly equal in number as possible. Each director in Class I shall be elected to an initial term of one (1) year, each director in Class II shall be elected to an initial term of two (2) years, each director in Class III shall be elected to an initial term of three (3) years, and each director shall serve until the election and qualification of his or her successor or until his or her earlier resignation, death or removal from office. Upon the expiration of the initial terms of office of each Class of directors, the directors of each Class shall be elected for terms of three (3) years, to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office.

                                       8.

         The initial Board of Directors of the Corporation shall consist of twelve (12) members. The members, their addresses and classes for purposes of
Article 7 are as follows:

        NAME AND ADDRESS                       CLASS
        ----------------------------           -----
        Joe S. Crain, Jr.                        I
        390 Golfview Club Drive
        Newnan, Georgia  30263

        Otis F. Jones, III                       I
        21 Woodlane Drive
        Newnan, Georgia  30263

        James B. Kimsey                          I
        175 Golfview Club Drive
        Newnan, Georgia  30263

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
        Melvin Samuels                           I
        160 Huntington Court
        Newnan, Georgia  30265

        Dr. Bob B. Mann, Jr.                    II
        1051 Highway 29 North
        Newnan, Georgia  30263

        J. Walker Moody                         II
        1793 Corinth Road
        Newnan, Georgia  30263

        Donald L. Sprayberry, Jr.               II
        127 Pickens Drive
        Newnan, Georgia  30263

        Woodie T. Wood, Jr.                     II
        1 Wood Drive
        Newnan, Georgia  30263

        Douglas T. Daviston                    III
        18 Redbud Trail
        Newnan, Georgia  30264

        David LaGuardia                        III
        125 Highlands Point
        Newnan, Georgia  30265

        Theo D. Mann                           III
        17 Atkinson Street
        Newnan, Georgia  30263

        James Van S. Mottola                   III
        123 Pickens Drive
        Newnan, Georgia  30263

                                       9.

         (a) A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages, for breach of any duty as a director, except liability for:

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                  (i)      any appropriation, in violation of his or her duties,
                           of any business opportunity of the Corporation;

                  (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

                  (iii) the types of liability set forth in Section 14-2-832 of the Code dealing with unlawful distributions of corporate assets to shareholders; or

                  (iv) any transaction from which the director derived an improper personal benefit.

         (b) Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a direction of the Corporation existing at the time of such repeal or modification.

                                       10.

         Any action required by law or by the Bylaws of the Corporation to be taken at a meeting of the shareholders of the Corporation, and any action which may be taken at a meeting of the shareholders, may be taken without a meeting if a written consent, setting forth the actions so taken, shall be signed by persons entitled to vote at a meeting those shares having sufficient voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present voted. Notice of such action without a meeting by less than unanimous consent shall be given within ten (10) days after taking such action to those shareholders of record on the date when the written consent is first executed and whose shares were not represented on the written consent.

                                       11.

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         In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this provision shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.

                                       12.

         Should any provision of these Articles of Incorporation, or any clause hereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and clauses of these Articles of Incorporation shall remain valid and fully enforceable.

                                       13.

         The name and address of the incorporator of the Corporation is:

                           Michael P. Marshall, Jr.
                           1275 Peachtree Street, N.E.
                           Seventh Floor
                           Atlanta, Georgia  30309-3576

         IN WITNESS WHEREOF, these Articles of Incorporation are executed on the 9th day of April, 2001.



                                       By:      /s/ Michael P. Marshall, Jr.
                                          --------------------------------------
                                          Michael P. Marshall, Jr., Incorporator